EXHIBIT 99.1

Caterpillar Inc.

January 27, 2005

FOR IMMEDIATE RELEASE

Caterpillar reaches $30 billion sales and revenues milestone with record profit up 85 percent in 2004.
Company expects 2005 sales and revenues to be up 12 to 15 percent and profit per share to be up about 25 percent.

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported record 2004 sales and revenues of $30.25 billion and record profit of $2.03 billion, or $5.75 per share, up 85 percent from a year ago. The company also reported a record fourth quarter with sales and revenues of $8.57 billion and profit of $551 million, or $1.55 per share, up 58 percent from last year’s fourth quarter.

“Without question, 2004 was one of the most remarkable years in our proud history. In 1997, with sales and revenues less than $19 billion, we set the goal of becoming a $30 billion company by the middle of this decade. While many thought it was overly ambitious, today we’re able to celebrate that tremendous accomplishment ahead of schedule,” said Chairman and Chief Executive Officer Jim Owens. “We owe thanks for these record results to everyone who makes up Team Caterpillar - our employees, dealers and suppliers. Throughout the year, the team effectively responded to an unprecedented recovery in nearly every market we serve and enhanced our long-term strategic position by meeting record customer demand and building substantial field population.”

2004 sales and revenues were $30.25 billion, up $7.49 billion or 33 percent compared to $22.76 billion in 2003. The increase in sales and revenues was driven by $6.26 billion of higher Machinery and Engines volume, a $515 million favorable impact of Currency on sales due primarily to the strengthening euro and British pound, $512 million of increased Price Realization and $200 million of higher Financial Products revenues.

Profit of $2.03 billion or $5.75 per share was up $936 million or 85 percent compared to $1.10 billion or $3.13 per share in 2003. The main contributors to the profit increase were higher Sales Volume of $1.81 billion, higher price realization of $512 million and the absence of $153 million of Non-Conformance Penalties (NCPs) that were recorded in 2003. Partially offsetting these favorable items were $1.11 billion of higher Core Operating Costs (about half of which was due to sharply higher steel-related and expediting costs), a $157 million impact of currency on profit and $139 million of higher Retirement Benefits.

“We’re clearly pleased to have reached this important $30 billion milestone, but we have not yet delivered bottom line performance in line with our own expectations,” Owens added. “While we remain committed to satisfying our customers, we’re disappointed with our cost structure, particularly steel-related costs and supply chain inefficiencies due to lack of material availability. That, coupled with a record order backlog which delayed price realization, caused incremental margins to lag in 2004.”

2004 delivered solid improvement in cash flow and the company ended the year with an even stronger financial position. After providing continued funding for growth opportunities and new product development, the company was able to make significant contributions to its pension plans, increase dividends to shareholders and repurchase Caterpillar shares. Pension plans remain well funded due to solid investment returns and over $600 million in contributions for the second year in a row. The company has increased its dividend in ten of the last eleven years and repurchased almost seven million shares during 2004. This financial strength positions Caterpillar very well for the future.

In January the company and about 9,000 employees represented by the United Auto Workers reached a new six-year labor agreement that will expire on March 1, 2011. “Through thoughtful and professional negotiations, we’ve reached an agreement that positions the company and all our employees for long-term competitiveness,” Owens said.

“This year’s opportunities certainly presented us with significant challenges. However, I’m pleased we were still able to deliver record profits and increased return on sales,” Owens said. “We will continue to meet customer requirements and strengthen our long-term market position. While significant cost pressures are common during periods of explosive growth, we’re focusing the expertise of hundreds of 6 Sigma teams to aggressively address these issues and improve our cost structure in 2005. We’ll continue to build on the value of 6 Sigma and the opportunities unleashed by an engaged global team to set new records this year, create long-term value for our customers and deliver exceptional returns to our shareholders.”

Outlook

“While global economic growth is expected to slow slightly compared to last year, indicators suggest our markets will continue to experience solid growth resulting in another all-time record year,” Owens said. “We expect 2005 sales and revenues to be up 12 to 15 percent and profit per share to be up about 25 percent from 2004. The year will benefit from improved price realization, increased volume, manufacturing efficiencies and an intensified focus on our cost structure. We expect material cost pressures to continue for the first half of 2005, with some relief in the last six months. As a result, we expect the last half of 2005 to be stronger than the first half.”

(Complete outlook begins on page 8.)

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

Note: Glossary of terms included on pages 16-17; first occurrence of terms shown in bold italics.

DETAILED ANALYSIS
2004 COMPARED WITH 2003

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2003 (at left) and 2004 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Sales and revenues for 2004 were $30.25 billion, $7.49 billion or 33 percent higher than 2003. The increase was due to higher Machinery and Engines volume of $6.26 billion, the favorable impact of currency on sales of $515 million due primarily to the strengthening euro and British pound, improved price realization of $512 million and higher Financial Products revenues of $200 million.

Sales and Revenues

(Millions of dollars)	Total	North America	EAME	Latin America	Asia/ Pacific

2003

Machinery	$13,678	$7,310	$3,596	$928	$1,844
Engines [1]	7,370	3,222	2,356	793	999
Financial Products [2]	1,715	1,231	303	94	87

	$22,763	$11,763	$6,255	$1,815	$2,930

2004

Machinery	$18,844	$10,337	$4,511	$1,510	$2,486
Engines [1]	9,492	4,184	2,994	862	1,452
Financial Products [2]	1,915	1,347	327	116	125

	$30,251	$15,868	$7,832	$2,488	$4,063

[1] Does not include internal engine transfers of $1.745 billion and $1.358 billion in 2004 and 2003, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

[2] Does not include revenues earned from Machinery and Engines of $194 million and $180 million in 2004 and 2003, respectively.

Machinery sales were $18.84 billion in 2004, a $5.17 billion or 38 percent increase over 2003. Record sales volume, up 33 percent from 2003, accounted for most of the gain. Improved price realization added about 3 percent and the favorable impact of currency accounted for the remaining 2 percent. The volume increase was the result of a 28 percent increase in dealer deliveries to end users and an increase in dealer inventories to meet future demand. Dealers carried about the same months of sales in inventory at the end of 2004 as they did at the end of 2003.

In North America, 2004 sales were 41 percent higher than in 2003. Volume increased 37 percent, reaching a record high. The rest of the gain resulted from improved price realization. Volume benefited from a 33 percent increase in dealer deliveries, with sizable gains occurring in most applications. Low interest rates, higher commodity prices and accelerated depreciation provisions all encouraged users to replace existing machines and increase fleet sizes. EAME sales rose 25 percent, with about 16 percent coming from more volume, about 7 percent due to the favorable impact of a stronger euro and the remainder due to improved price realization. Half the volume growth occurred in Europe, where low interest rates contributed to some recovery in construction. Volume increased in both Africa/Middle East (AME) and the CIS, largely due to higher metals and energy prices. Sales in Latin America increased 63 percent, the fastest growth of any region. Volume surged about 55 percent and improved price realization contributed about 7 percent, with the remainder due to currency. Dealers delivered 56 percent more machines to end users and built inventories even faster to accommodate the steep recovery in activity. The Asia/Pacific region had a 35 percent increase in sales in 2004, primarily due to volume. Volume declined in China, but this was more than offset by large gains in Australia, Indonesia and India. Dealer deliveries into coal mining, benefiting from higher prices, increased sharply in all three countries.

Engines sales were $9.49 billion, an increase of $2.12 billion or 29 percent from 2003. Sales volume was up about 24 percent, the favorable impact of currency accounted for about 3 percent and the remainder was due to improved price realization.

Engine sales increased substantially in all regions. The North America engine sales gain of 30 percent was driven primarily by a 37 percent increase in sales of on-highway truck engines, as strong freight demand and improved industry financial health drove expansion and replacement. Sales of engines to the electric power sector increased 25 percent compared to last year, benefiting from increased demand for quality power and growth in non-residential construction and business investment. Sales of engines to the industrial sector rose 62 percent, with strong widespread demand from industrial Original Equipment Manufacturer (OEM) products and growing preference for Caterpillar engines. Sales of marine engines increased 20 percent primarily from healthy demand for pleasure craft engines. Sales of petroleum engines remained about flat compared to 2003, as strong demand for reciprocating engines to maximize existing production was slightly more than offset by reduced investment in turbines and turbine-related services for pipeline and major infrastructure expansion. Engine sales rose 27 percent in EAME with strong increases in all sectors. Sales of engines into the electric power sector increased 54 percent due to stronger demand for prime and cogeneration systems, Middle Eastern demand for large engines and power modules and favorable currency versus euro-based competition. Sales of engines to the petroleum sector increased 29 percent, with the vast majority of the increase coming from sales of turbines and turbine-related services to support increases in petroleum investment. Sales of engines to the marine sector increased 27 percent due to increased investment in oceangoing and workboat vessels, driven by higher demand for inland waterway transportation and strengthening oceangoing vessel lease rates. Sales of engines into the industrial sector increased 10 percent. Engine sales in Latin America increased 9 percent with gains in most sectors from an improved business investment climate. Sales of petroleum engines in Latin America increased 16 percent with increased demand for turbines and turbine-related services for pipeline applications. Sales of electric power engines in Latin America decreased 27 percent, primarily due to the absence of a large turbine electric power project that occurred during 2003. Widespread economic growth in Asia/Pacific contributed to the 45 percent increase in engine sales. Sales of engines into the electric power sector nearly doubled as strong growth drove increased demand for commercial standby and self-generation, as well as for generator sets to support ongoing demand from transmission shortages in China. Sales of petroleum engines increased 30 percent as growth in exploration and production drove strong demand for turbines and turbine-related services. Sales of engines to the marine sector increased 48 percent due to increased demand for dredge equipment in support of construction growth, as well as broad increases in demand for offshore supply boats, pleasure craft and oceangoing vessels.

Financial Products revenues were $1.92 billion, an increase of $200 million or 12 percent from 2003. The increase was due primarily to a $228 million favorable impact at Cat Financial from continued growth of Earning Assets, partially offset by a $60 million impact of lower interest rates on new and existing finance receivables. Also, there was a $19 million increase in earned premiums at Cat Insurance and a $14 million increase in electric plant revenue at Cat Power Ventures.

OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2003 (at left) and 2004 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Higher sales volume in all regions resulted in a favorable operating profit impact of $1.81 billion. Operating profit was also favorably impacted by improved price realization of $512 million, the absence of $153 million of Non-Conformance Penalties (NCPs) that were recorded in 2003 and improved profitability of Financial Products of $92 million.

Partially offsetting the favorable items were $1.11 billion in higher core operating costs, a $232 million unfavorable impact of currency on operating profit due primarily to the weakening of the dollar compared with the British pound and the Japanese yen and $139 million of higher retirement benefits.

Our main focus throughout 2004 was to satisfy unprecedented customer demand despite incurring additional core operating costs to respond to the steep market upturn. The additional core operating costs reflect increases in manufacturing costs and higher general support costs to meet demand. These additional manufacturing costs included higher material costs resulting primarily from steel-related and commodity price increases and higher freight and expediting costs to ensure timely delivery of material. The remainder of the core operating cost increase is largely attributable to planned spending on product development and general support programs, higher incentive compensation costs as well as increased warranty expense. These unfavorable items were partially offset by ongoing cost reductions resulting from hundreds of 6 Sigma projects.

Operating Profit

(Millions of dollars)	2003	2004

Machinery [1]	$1,246	$1,825
Engines [1]	188	597
Financial Products	345	437
Consolidating Adjustments [2]	(91)	(126)

	$1,688	$2,733

[1] Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

[2] Consolidating adjustments consist of eliminations of transactions between Machinery and Engines and Financial Products.

Machinery operating profit of $1.83 billion was up $579 million, or 46 percent, from 2003. The favorable impact of higher sales volume and improved price realization was partially offset by higher core operating costs (as outlined above), the unfavorable impact of currency and higher retirement benefits.

Engines operating profit of $597 million was up $409 million, or 218 percent, from 2003. The favorable impact of higher sales volume, the absence of NCPs and improved price realization were partially offset by higher core operating costs (as outlined above), higher retirement benefits and the unfavorable impact of currency.

Financial Products operating profit of $437 million was up $92 million, or 27 percent, from 2003. The increase was primarily due to a $105 million impact from the growth of earning assets and a $16 million improvement in gain/loss on sale of used equipment at Cat Financial, and a $45 million increase in underwriting income ($26 million due to favorable reserve adjustments resulting from better than anticipated claim experience; remainder due to growth) at Cat Insurance. These favorable items were partially offset by a $39 million increase in operating expenses at Cat Financial primarily related to a $34 million impact of lower interest spreads and increased labor costs to support growth in earning assets.

OTHER PROFIT/LOSS ITEMS

Interest expense excluding Financial Products was $16 million lower compared to 2003 primarily due to lower average borrowing rates.

Other income/expense was income of $204 million compared with income of $35 million in 2003 for a favorable impact of $169 million. The change was primarily due to the favorable impact of Machinery and Engines currency gains of $75 million, the absence of a $55 million non-recurring bond retirement charge recorded in the third quarter 2003 and the absence of investment impairments at Cat Insurance of $27 million.

Caterpillar’s profit and cash flows are subject to fluctuation due to changes in foreign exchange rates. The company uses currency forward and option contracts to reduce the impact of exchange rate changes. As mentioned above, the result of this activity in 2004 on Machinery and Engines other income/expense was favorable $75 million. This reduces the net unfavorable impact of currency on profit before tax to $157 million.

The provision for income taxes for both 2003 and 2004 reflects an effective annual tax rate of 27 percent. A change in our geographic mix of profits was offset by the change in retirement benefits discussed below.

The equity in profit/loss of unconsolidated affiliated companies favorably impacted profit by $39 million over 2003, primarily driven by increased profitability at Shin Caterpillar Mitsubishi Ltd. (SCM). The increase in profitability at SCM was driven largely by increased exports.

EMPLOYMENT

Caterpillar's worldwide employment was 76,920 in 2004 compared with 69,169 in 2003. The increase is primarily due to hourly labor additions to support increased volume and the addition of approximately 2,500 employees from acquisitions and growing Caterpillar Logistics operations.

RETIREMENT BENEFITS

During the third quarter of 2004, we implemented FASB Staff Position (FSP) 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." This act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare part D. As permitted by FSP 106-2, we elected to recognize the impact of the anticipated federal subsidy on our retirement benefits expense as of January 1, 2004. Full year 2004 profit reflects a benefit of $51 million as a result of implementation of the FSP. The benefits for the first, second, third and fourth quarters were $8 million, $14 million, $15 million and $14 million, respectively. Because the federal subsidy is tax exempt, no tax was provided for the benefit in the provision for income taxes. This lowered our estimated annual tax rate approximately one-half of one percentage point.

OUTLOOK

SALES AND REVENUES OUTLOOK

We project another record year in 2005. Company sales and revenues should increase 12 to 15 percent, with machinery and engines volume increasing about 8 percent. Improved price realization should add about 3 percent and the rest will come from Financial Products revenues.

Many central banks raised short-term interest rates in 2004 and are expected to raise rates further in 2005. However, we expect short-term rates at the end of the year will still be favorable to continued economic growth and investment. In most countries, inflation rates are near targets, economic growth is close to trend and labor markets have excess capacity. Continued low interest rates should prolong construction recoveries, particularly in the developed economies.

Sizable increases in energy and metals prices boosted some inflation measures in 2004, but increases in 2005 likely will be much lower. In most commodities, prices are already well above the minimums needed to make new investments attractive. Increased production, along with somewhat slower growth in demand, should moderate commodity price pressures.

Past commodity price increases reduced consumer incomes in the developed countries but did not halt recoveries or investment. As an offset, higher prices boosted incomes in the developing countries, which led to much-needed increases in investment. Overall, the world economy gained since commodity production increased.

We expect similar trends to continue in 2005, and both mining and energy development should further benefit sales. Developing countries should allocate more of the income gains from higher commodity prices and production to construction.

North America (United States and Canada)

The U.S. economy is growing near a 4 percent rate, employment is increasing only slightly faster than the labor force and core inflation measures are rising at near 2 percent rates. These conditions do not yet reflect much of the impact of the Fed’s rate increases in the last half of 2004. Consequently, we believe the Fed will be able to prevent any long-term inflation problems with fairly modest rate hikes, raising the Fed funds target to around 3.5 percent by the end of 2005.

Long-term rates, which barely moved in response to short-term rate hikes last year, likely will increase this year, although somewhat less than short-term rates. Overall, interest rates should continue to support growth, particularly in business investment, and the economy should grow more than 3.5 percent in 2005.

Both mining and nonresidential construction started recoveries from multi-year declines last year and output is below previous peaks. We expect activity in these sectors to increase rapidly this year, which along with favorable output prices, will support further sales growth. Housing construction, which has increased for the past four years, likely will decline slightly this year. We expect the large backlog of unused housing permits and higher home prices will offset much of the negative impact of higher mortgage interest rates.

The Canadian economy, benefiting from low interest rates and high commodity prices, should grow about 3 percent in 2005. We estimate that favorable investment climates in the North American economies will result in about a 17 percent increase in Machinery and Engines sales.

EAME

The Euro-zone economy appeared to improve at the end of 2004 and the European Central Bank is expected to hold interest rates steady through the middle of the year. We believe any subsequent rate increases will be cautious in order to allow a recovery in domestic spending to offset the impact of a stronger euro. The U.K. economy likely will slow but robust recoveries should continue in Central Europe. Overall European growth is expected to exceed 2 percent in 2005, somewhat better than in 2004. Construction spending should continue to recover.

We anticipate that both AME and the CIS will benefit further from favorable commodity prices and increased production of metals and energy. Higher revenues will be used to fund capacity expansions as well as infrastructure development. The AME economy should grow about 4.5 percent and the CIS economy more than 6 percent, both marginally slower than in 2004. We forecast that Machinery and Engines sales in EAME will increase about 10 percent this year.

Latin America

Latin American economies should grow more than 3.5 percent in 2005, the result of favorable metals and energy prices, increased capital inflows and a more favorable foreign debt profile. Both mining output and construction spending should increase again. We project that sales of Machinery and Engines will increase about 13 percent in 2005.

Asia/Pacific

We expect regional growth will average about 6 percent this year, with most countries slowing some from last year’s pace. Low interest rates should prolong recoveries in consumer spending and business investment while competitive exchange rates likely will continue to boost exports.

Early indications are that contract prices for coal, particularly coking coal, will increase substantially this year. Coal mining should again be a major contributor to sales. Fast growth in the region, which has taxed infrastructure capacity, should prompt governments to increase infrastructure spending. Also, reconstruction in areas hit by the tsunami likely will require additional machines and engines. In China, government administrative measures are expected to continue, causing sales into that country to decline. Overall, we expect sales of Machinery and Engines to increase about 10 percent in 2005.

Financial Products

We expect continued growth in Financial Products for 2005, with revenues expected to increase approximately 16 percent versus 2004 primarily due to higher average earning assets in 2005.

PROFIT OUTLOOK

We expect profit per share to be up about 25 percent from 2004. The year will benefit from improved price realization, increased volume, manufacturing efficiencies and an intensified focus on our cost structure. We expect material cost pressures to continue for the first half of 2005, with some relief in the last six months. As a result, we expect the last half of 2005 to be stronger than the first half.

UAW LABOR AGREEMENT

In January the company and about 9,000 employees represented by the United Auto Workers reached a new six-year labor agreement that will expire on March 1, 2011. This agreement positions the company and all our employees for long-term competitiveness. While the initial impact will be about a $100 million increase in retirement benefits in 2005, with the establishment of a very competitive market-based new hire wage package, the introduction of employee and retiree healthcare cost-sharing and other operational effectiveness improvements, we believe we have a long-term cost structure that enables us to compete from our traditional manufacturing and logistics locations.

SUPPLEMENTAL INFORMATION

We are providing supplemental information including deliveries to users and dealer inventory levels. We sell the majority of our machines and engines to independently owned and operated dealers and OEMs to meet the demands of their customers, the end users. Due to time lags between our sales and the deliveries to end users we believe this information will help readers better understand our business and the industries we serve. All information provided in the supplemental section is calculated in Constant Dollars.

Dealer New Machine Deliveries

Worldwide dealer deliveries of new machines to end users increased 28 percent in 2004, reaching record levels. Strength was widespread, with growth occurring in all regions and in all major applications. The worldwide recovery in manufacturing boosted demand for most commodities. The resulting higher prices and increased production caused increased deliveries into mining, energy development and forestry. Low interest rates and better economic growth raised construction spending, benefiting deliveries into residential and commercial construction.

North American dealers had a record year, delivering 33 percent more new machines than in 2003. Deliveries increased into all major applications as the result of increased activity, better output prices and accelerated depreciation provisions. Dealers increased deliveries to rental fleets by 40 percent to accommodate an increased demand for rental machines and a higher rate of deliveries from existing rental fleets.

Deliveries into both North American coal mining and metals mining more than doubled. Better coal prices and a weaker U.S. dollar caused a 4 percent increase in mine production, the best year for production growth since 1994. Metals price increases ranged from 10 to 70 percent and mine production increased slightly, the first increase in output since 1997. Deliveries into general construction were up 38 percent from 2003. Housing starts increased to a 1.95 million-unit rate, the highest since 1978. Positives for housing construction were continued low mortgage interest rates, higher home prices and a significant shift away from mobile homes. Nonresidential construction recovered from a three-year downturn, the result of better profits, increased business sales and better financing conditions. Dealers delivered 31 percent more new machines into heavy construction in 2004. Deliveries into highway construction increased due to past increases in Federal highway funding, and energy development and exploration benefited from higher oil and natural gas prices. Deliveries into both sewer and water and site development increased due to more residential and commercial construction. Increased construction raised the demand for quarry products and aggregates and deliveries into that application increased 26 percent. The increase in housing starts drove lumber prices higher and deliveries into forestry increased 23 percent.

EAME dealers, benefiting from a strong fourth quarter, increased deliveries of new machines 11 percent in 2004. In Europe, where the economic recovery was sluggish, deliveries increased 4 percent. Positive factors included some recovery in housing in the Euro-zone economies, the result of low interest rates, and increased deliveries to rental fleets. Deliveries in AME rose 35 percent. Higher commodity prices led to increased investment in mining and significantly boosted regional income, allowing governments to increase infrastructure investment. In the CIS, deliveries increased 2 percent. Better energy and metals prices, along with much higher production, caused increased investment.

Latin American dealers, enjoying their best year since 1998, delivered 56 percent more new machines than in 2003. Mining deliveries rose 84 percent, due to higher coal and metals prices plus significant increases in production. In addition, general economic recoveries led to increased construction. Most of the increase in deliveries occurred in Chile, Colombia, Argentina and Mexico.

Dealer new machine deliveries in Asia/Pacific increased 26 percent. China, where deliveries more than doubled between 2001 and 2003, had a 25 percent decline because the government-implemented measures to moderate development. Demand in the rest of the region, however, was extremely strong, particularly in mining. Deliveries into Australia increased 41 percent and those into Indonesia more than doubled.

Dealer Inventories of New Machines

Worldwide dealer inventories at the end of 2004 were 38 percent higher than at the end of 2003. A good part of that increase was the normal outcome of rapidly increasing dealer deliveries to end users - more machines were in transit to dealers or in preparation for customer delivery. In addition, plants shipped a record volume of machines in the fourth quarter and dealers did not always have time to convert late-quarter shipments into customer deliveries. Worldwide dealer inventories relative to deliveries were the same as a year earlier. Dealer inventories in both North America and EAME were slightly lower relative to deliveries than at the end of 2003.

Engine Deliveries to End Users and OEMs

In North America, engine deliveries to end users and OEMs were up 22 percent compared to 2003. Engine deliveries increased in nearly all sectors, led by a 35 percent increase in engines delivered to North American truck and bus manufacturers as higher freight tonnage and improved carrier financial health drove expansion and replacement purchases. Engine deliveries to end users and OEMs in the industrial sector increased 50 percent due to stronger industry demand driven by near record levels of business investment and increased preference for Caterpillar engines. Deliveries of engines into the marine sector rose 10 percent from higher demand for pleasure craft engines. Deliveries of engines into the electric power and petroleum sectors remained about flat.

In EAME, overall engine deliveries to end users and OEMs rose 22 percent with increases in deliveries to all sectors. Electric Power deliveries rose 47 percent, benefiting from increased demand for combined heat and power self generation, as well as demand for Middle East infrastructure support. Petroleum deliveries rose 26 percent, as higher energy prices drove increased investment to expand production. Deliveries into the marine sector increased 2 percent, while industrial deliveries declined 5 percent.

Deliveries to end users and OEMs in Latin America increased 2 percent compared to 2003. An improved investment climate drove increases in most sectors, led by a 14 percent increase in petroleum deliveries resulting from investment in pipeline activity. Electric power deliveries declined 33 percent driven by the absence of a large turbine project that occurred during 2003.

Deliveries to end users and OEMs in Asia/Pacific were up 47 percent compared to 2003. Engine deliveries into the electric power sector increased 80 percent due to widespread increases in demand for prime power and standby products, primarily driven by transmission constraints and increased business investment from strong economic growth. Asia/Pacific deliveries of engines into the petroleum sector rose 28 percent driven primarily by increased demand for turbines and turbine-related services to support growth in exploration and production. Deliveries into the marine sector increased 39 percent as competitive shipyard rates drove demand for oceangoing vessels, and deliveries increased for pleasure craft and offshore supply boats.

Dealer Inventories of Engines

Worldwide dealer engine inventories at the end of 2004 were approximately 32 percent above year-end 2003 levels, and were above selling rate increases primarily due to higher in-transit inventories awaiting delivery. Inventory increased in most regions relative to selling rates, while North America held flat with strong deliveries in most sectors. Asia/Pacific dealer inventories continued to increase slightly faster than selling rates, due to in-process deliveries to support higher electric power and marine demand, as well as some continued delay in deliveries to electric power opportunity in China. EAME dealer inventories increased above selling rates, driven by higher in-transit inventory and higher delivery lead times associated with complex projects, as well as some addition of inventory by dealers to serve growing demand for small standby and large prime generator sets.

FOURTH QUARTER 2004 COMPARED WITH FOURTH QUARTER 2003

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between fourth quarter 2003 (at left) and fourth quarter 2004 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Sales and Revenues

(Millions of dollars)	Total	North America	EAME	Latin America	Asia/ Pacific

Fourth Quarter 2003

Machinery	$3,827	$2,088	$939	$291	$509
Engines [1]	2,184	876	703	300	305
Financial Products [2]	454	325	79	23	27

	$6,465	$3,289	$1,721	$614	$841

Fourth Quarter 2004

Machinery	$5,157	$2,783	$1,279	$447	$648
Engines [1]	2,902	1,213	955	276	458
Financial Products [2]	512	361	84	31	36

	$8,571	$4,357	$2,318	$754	$1,142

[1] Does not include internal engine transfers of $484 million and $362 million in fourth quarter 2004 and fourth quarter 2003, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

[2] Does not include revenues earned from Machinery and Engines of $56 million and $47 million in fourth quarter 2004 and fourth quarter 2003, respectively.

Machinery sales were a record $5.16 billion in fourth quarter 2004, a $1.33 billion or 35 percent increase from fourth quarter 2003. Sales volume, which accounted for most of the gain, was up 30 percent from fourth quarter 2003. Improved price realization added 3 percent and the remainder was due to the favorable impact of currency.

In North America, machinery sales increased 33 percent from fourth quarter 2003. Volume increased about 31 percent and the rest was improved price realization. Nearly all the volume growth was the result of increased dealer deliveries to end users, primarily into mining and construction. Machinery sales in EAME were up 36 percent, with about 26 percent due to volume, about 6 percent due to the favorable currency impact of a stronger euro and the remainder due to improved price realization. Volume was a record for a fourth quarter, with good gains in Europe, AME and the CIS. Latin American machinery sales increased 54 percent, with volume contributing about 43 percent of the change and the remainder due to improved price realization. December machine shipments to dealers set a record, which caused a big increase in reported inventories since dealers did not have enough time to convert all shipments into deliveries. In the Asia/Pacific region, machinery sales in fourth quarter 2004 were 27 percent higher than a year earlier, with volume contributing about 23 percent, improved price realization accounting for about 3 percent and the remainder due to currency. A sharp drop in volume in China was more than offset by gains in Indonesia, Australia and India. Deliveries into mining were up sharply in all three countries.

Engines sales were $2.90 billion, an increase of $718 million, or 33 percent, compared to fourth quarter 2003. Sales volume was up about 29 percent, the favorable impact of currency accounted for about 2 percent and improved price realization added about 2 percent.

Most regions experienced strong increases in engine sales compared to fourth quarter 2003. The North American engine sales gain of 38 percent was driven primarily by a 43 percent increase in sales of on-highway truck engines. Sales of engines to the petroleum sector increased 24 percent benefiting from strong demand for reciprocating engines to expand and maximize production of existing gas and oil fields. Sales of engines to the industrial sector increased 81 percent with widespread increases in demand for nearly all types of industrial OEM equipment, as well as demand for hurricane cleanup efforts in Florida and surrounding regions. Sales of engines to the electric power sector increased 13 percent with continued demand from commercial construction and business investment. Engine sales rose 36 percent in EAME with increases in most sectors. Sales of engines into the electric power sector increased 81 percent due to strong economics for combined heat and power applications for turbines and reciprocating generator sets, as well as increased sales opportunity via the acquisition of Turbomach. Middle Eastern demand for large engines and power modules and favorable currency versus euro-based competition also contributed to the gain. Sales of engines to the marine sector increased 36 percent with increased workboat demand, while sales to the industrial sector increased 10 percent. Engine sales in Latin America decreased 8 percent compared to fourth quarter 2003. Increases in sales of engines occurred in all sectors, with the exception of a 54 percent reduction in sales of engines to electric power. Electric power was impacted by a major turbine project that occurred in fourth quarter 2003, as well as decreased demand for large prime and standby generator sets. Widespread economic growth in Asia/Pacific contributed to the 50 percent increase in engine sales, with strong increases in nearly all sectors. Sales of engines to the petroleum sector increased 67 percent driven primarily by increased demand for turbines and turbine-related services to support expansion in exploration and production. Sales of engines into the electric power sector increased 53 percent with increased demand for prime and standby generator sets. Sales of engines into the marine sector nearly doubled with increased demand for workboat and oceangoing vessel engines.

Financial Products revenues were $512 million, an increase of $58 million or 13 percent from fourth quarter 2003. The increase was due primarily to the favorable impact from continued growth of earning assets at Cat Financial.

OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between fourth quarter 2003 (at left) and fourth quarter 2004 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Higher sales volume in all regions and most industries favorably impacted operating profit by $504 million. Operating profit was also favorably impacted by improved price realization of $171 million, the absence of $21 million of NCPs that were recorded in the fourth quarter 2003 and improved profitability of Financial Products of $18 million.

Partially offsetting the favorable items were $412 million in higher core operating costs, a $46 million unfavorable impact of currency on operating profit due primarily to the weakening of the dollar compared with the British pound and $45 million of higher retirement benefits.

We continued to meet unprecedented customer demand and satisfy our customers in the fourth quarter, despite incurring additional core operating costs to respond to record volumes. The additional core operating costs reflect increases in manufacturing costs to satisfy customer requirements, higher general support costs to meet demand and planned spending on product development programs. The additional manufacturing costs were due to higher material costs resulting from steel-related price increases.

Operating Profit

(Millions of dollars)	Fourth Quarter 2003	Fourth Quarter 2004

Machinery [1]	$367	$384
Engines [1]	70	246
Financial Products	87	105
Consolidating Adjustments [2]	(25)	(39)

	$499	$696

[1] Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

[2] Consolidating adjustments consist of eliminations of transactions between Machinery and Engines and Financial Products.

Machinery operating profit of $384 million was up $17 million, or 5 percent, from fourth quarter 2003. The favorable impact of higher sales volume and improved price realization was mostly offset by higher core operating costs (as outlined above), the unfavorable impact of currency and higher retirement benefits.

Engines operating profit of $246 million was up $176 million, or 251 percent, from fourth quarter 2003. The favorable impact of higher sales volume, improved price realization and the absence of NCPs was partially offset by higher core operating costs (as outlined above).

Financial Products operating profit of $105 million was up $18 million, or 21 percent, from fourth quarter 2003. The increase was primarily due to a favorable impact from the growth of earning assets, partially offset by the impact of lower interest spreads at Cat Financial.

OTHER PROFIT/LOSS ITEMS

Other income/expense was income of $69 million compared with income of $20 million in fourth quarter 2003, a favorable impact of $49 million. The change was due mainly to the favorable impact of Machinery and Engines currency gains of $27 million and a $9 million favorable change in currency exchange gain/loss at Cat Power Ventures.

Also, Caterpillar’s profit and cash flows are subject to fluctuation due to changes in foreign exchange rates. The company uses currency forward and option contracts to reduce the impact of exchange rate changes. As mentioned above, the result of this activity in the fourth quarter on Machinery and Engines other income/expense was favorable $27 million. This reduced the net unfavorable impact of currency on profit before tax to $19 million.

The provision for income taxes for both 2003 and 2004 reflects an effective annual tax rate of 27 percent. In addition, the fourth quarter 2004 provision includes a favorable adjustment of $10 million to recognize the impact of a tax rate change from 27.5 percent used for the first nine months primarily due to a change in our geographic mix of profits.

The equity in profit/loss of unconsolidated affiliated companies favorably impacted profit by $13 million over fourth quarter a year ago, primarily driven by increased profitability at Shin Caterpillar Mitsubishi Ltd. (SCM). The increase in profitability at SCM was driven largely by increased exports.

GLOSSARY OF TERMS

1.	Consolidating Adjustments - Eliminations of transactions between Machinery and Engines and Financial Products.

2.	Constant Dollars - The dollar value of machine and engine deliveries adjusted for changes in price and currency.

3.	Core Operating Costs - Machinery and Engines operating cost change adjusted for volume. It excludes the impact of currency, Non-Conformance Penalties and retirement benefits.

4.	Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to profit before tax, currency represents the net translation impact on sales, operating costs and other income/expense resulting from changes in foreign currency exchange rates versus the U.S. dollar. Also included in the currency impact on profit before tax is the effect of currency forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on the Financial Products line of business are included in the Financial Products portions of the respective analyses.

5.	EAME - Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

6.	Earning Assets - These assets consist primarily of total net finance receivables plus equipment on operating leases, less accumulated depreciation at Cat Financial. Net finance receivables represent the gross receivables amount less unearned income and the allowance for credit losses.

7.	Engines - A principal line of business including the design, manufacture and marketing of engines for Caterpillar machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,600 to 19,500 horsepower (1 000 to 14 500 kilowatts).

8.	Financial Products - A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their subsidiaries. Cat Financial provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Cat Power Ventures is an active investor in independent power projects using Caterpillar power generation equipment and services.

9.	Latin America - Geographic region including the Central and South American countries and Mexico.

10.	Machinery - A principal line of business which includes the design, manufacture and marketing of construction, mining and forestry machinery - track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders and related parts. Also includes logistics services for other companies.

11.	Machinery and Engines - Due to the highly integrated nature of operations, represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

12.	Non-Conformance Penalties (NCPs) - Pursuant to a consent decree Caterpillar and other engine manufacturers entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002 for engines manufactured for on-highway use. Under the consent decree, an engine manufacturer was required to pay a non-conformance penalty (NCP) to the EPA for each engine manufactured after October 1, 2002 that did not meet the standards. The amount of the NCP was based on how close to meeting the standards the engine came - the more the engine was out of compliance, the higher the penalty per engine.

13.	Price Realization - The impact of net price changes excluding currency.

14.	Retirement Benefits - Cost of defined benefit pension plans, defined contribution plans and retirement healthcare and life insurance.

15.	Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machines, engines and parts. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machines, engines and parts combined with the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

16.	6 Sigma - On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement; it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission. This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP, and therefore, is unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend this item to be considered in isolation or as a substitute for the related GAAP measure.

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Engines information relates to the design, manufacture and marketing of our products. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 21-24 reconcile Machinery and Engines with Financial Products on the Equity Basis to Caterpillar Inc. Consolidated financial information.

*        *        *

The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on January 27, 2005. This filing is available on our website at
http://www.CAT.com/sec_filings.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.CAT.com/investor
http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Ben Cordani
Corporate Public Affairs
(309) 675-5786
Cordani_Benjamin_S@CAT.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Sales and revenues:
Sales of Machinery and Engines	$8,059	$6,011	$28,336	$21,048
Revenues of Financial Products	512	454	1,915	1,715

Total sales and revenues	8,571	6,465	30,251	22,763

Operating costs:
Cost of goods sold	6,468	4,843	22,420	16,945
Selling, general and administrative expenses	849	669	3,072	2,470
Research and development expenses	243	175	928	669
Interest expense of Financial Products	153	116	520	470
Other operating expenses	162	163	578	521

Total operating costs	7,875	5,966	27,518	21,075

Operating profit	696	499	2,733	1,688

Interest expense excluding Financial Products	54	54	230	246
Other income (expense)	69	20	204	35

Consolidated profit before taxes	711	465	2,707	1,477

Provision for income taxes	182	125	731	398

Profit of consolidated companies	529	340	1,976	1,079

Equity in profit (loss) of unconsolidated affiliated companies	22	9	59	20

Profit	$551	$349	$2,035	$1,099

Profit per common share	$1.61	$1.01	$5.95	$3.18

Profit per common share - diluted [1]	$1.55	$0.97	$5.75	$3.13

Weighted average common shares outstanding (millions)
- Basic	342.0	345.9	342.3	345.2
- Diluted [1]	356.1	358.7	353.7	351.4

Cash dividends declared per common share	$0.82	$0.74	$1.60	$1.44

[1] Diluted by assumed exercise of stock options, using the treasury stock method.
Certain amounts from prior periods have been reclassified to conform to current financial statement presentation.

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)
	As of December 31,
	2004	2003

Assets
Current assets:
Cash and short-term investments	$445	$342
Receivables	13,970	11,271
Deferred and refundable income taxes	398	707
Prepaid expenses	1,369	1,424
Inventories	4,675	3,047

Total current assets	20,857	16,791

Property, plant and equipment - net	7,727	7,290
Long-term receivables	9,339	7,904
Investments in unconsolidated affiliated companies	517	800
Deferred income taxes	674	616
Intangible assets	315	239
Goodwill	1,450	1,398
Other assets	2,258	1,895

Total assets	$43,137	$36,933

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$93	$72
-- Financial Products	3,024	2,685
Accounts payable	4,276	2,795
Accrued expenses	1,847	1,638
Accrued wages, salaries and employee benefits	1,730	1,802
Customer advances	555	305
Dividends payable	141	127
Deferred and current income taxes payable	259	216
Long-term debt due within one year:
-- Machinery and Engines	6	32
-- Financial Products	3,525	2,949

Total current liabilities	15,456	12,621

Long-term debt due after one year:
-- Machinery and Engines	3,663	3,603
-- Financial Products	12,974	10,943
Liability for postemployment benefits	2,986	3,172
Deferred income taxes and other liabilities	591	516

Total liabilities	35,670	30,855

Stockholders' equity
Common stock	1,231	1,059
Treasury stock	(3,277)	(2,914)
Profit employed in the business	9,937	8,450
Accumulated other comprehensive income	(424)	(517)

Total stockholders' equity	7,467	6,078

Total liabilities and stockholders' equity	$43,137	$36,933

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended December 31, 2004 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$8,059	$8,059	$-	$-
Revenues of Financial Products	512	-	568	(56	) [2]

Total sales and revenues	8,571	8,059	568	(56)

Operating costs:
Cost of goods sold	6,468	6,468	-	-
Selling, general and administrative expenses	849	702	160	(13	) [3]
Research and development expenses	243	243	-	-
Interest expense of Financial Products	153	-	157	(4)[4]
Other operating expenses	162	16	146	-

Total operating costs	7,875	7,429	463	(17)

Operating profit	696	630	105	(39)

Interest expense excluding Financial Products	54	55	-	(1)[4]
Other income (expense)	69	8	23	38	[5]

Consolidated profit before taxes	711	583	128	-

Provision for income taxes	182	138	44	-

Profit of consolidated companies	529	445	84	-

Equity in profit (loss) of unconsolidated affiliated companies	22	21	1	-
Equity in profit of Financial Products' subsidiaries	-	85	-	(85)[6]

Profit	$551	$551	$85	$(85)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended December 31, 2003 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$6,011	$6,011	$-	$-
Revenues of Financial Products	454	-	501	(47)[2]

Total sales and revenues	6,465	6,011	501	(47)

Operating costs:
Cost of goods sold	4,843	4,843	-	-
Selling, general and administrative expenses	669	539	151	(21)[3]
Research and development expenses	175	175	-	-
Interest expense of Financial Products	116	-	117	(1)[4]
Other operating expenses	163	17	146	-

Total operating costs	5,966	5,574	414	(22)

Operating profit	499	437	87	(25)

Interest expense excluding Financial Products	54	58	-	(4)[4]
Other income (expense)	20	(4)	3	21 [5]

Consolidated profit before taxes	465	375	90	-

Provision for income taxes	125	112	13	-

Profit of consolidated companies	340	263	77	-

Equity in profit (loss) of unconsolidated affiliated companies	9	9	-	-
Equity in profit of Financial Products' subsidiaries	-	77	-	(77)[6]

Profit	$349	$349	$77	$(77)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Year Ended December 31, 2004 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$28,336	$28,336	$-	$-
Revenues of Financial Products	1,915	-	2,109	(194)[2]

Total sales and revenues	30,251	28,336	2,109	(194)

Operating costs:
Cost of goods sold	22,420	22,420	-	-
Selling, general and administrative expenses	3,072	2,548	580	(56)[3]
Research and development expenses	928	928	-	-
Interest expense of Financial Products	520	-	532	(12)[4]
Other operating expenses	578	18	560	-

Total operating costs	27,518	25,914	1,672	(68)

Operating profit	2,733	2,422	437	(126)

Interest expense excluding Financial Products	230	235	-	(5)[4]
Other income (expense)	204	15	68	121 [5]

Consolidated profit before taxes	2,707	2,202	505	-

Provision for income taxes	731	566	165	-

Profit of consolidated companies	1,976	1,636	340	-

Equity in profit (loss) of unconsolidated affiliated companies	59	56	3	-
Equity in profit of Financial Products' subsidiaries	-	343	-	(343)[6]

Profit	$2,035	$2,035	$343	$(343)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Year Ended December 31, 2003 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$21,048	$21,048	$-	$-
Revenues of Financial Products	1,715	-	1,895	(180)[2]

Total sales and revenues	22,763	21,048	1,895	(180)

Operating costs:
Cost of goods sold	16,945	16,945	-	-
Selling, general and administrative expenses	2,470	2,009	538	(77)[3]
Research and development expenses	669	669	-	-
Interest expense of Financial Products	470	-	482	(12)[4]
Other operating expenses	521	(9)	530	-

Total operating costs	21,075	19,614	1,550	(89)

Operating profit	1,688	1,434	345	(91)

Interest expense excluding Financial Products	246	259	-	(13)[4]
Other income (expense)	35	(69)	26	78 [5]

Consolidated profit before taxes	1,477	1,106	371	-

Provision for income taxes	398	286	112	-

Profit of consolidated companies	1,079	820	259	-

Equity in profit (loss) of unconsolidated affiliated companies	20	16	4	-
Equity in profit of Financial Products’ subsidiaries	-	263	-	(263)[6]

Profit	$1,099	$1,099	$263	$(263)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

G. Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our fourth-quarter 2004 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
The world economy had its best recovery in years in 2004 and we expect that recovery to continue, but at a somewhat slower pace, in 2005. That outlook assumes central banks will cautiously raise interest rates so as not to slow growth too much. Low interest rates, and continued good economic growth, will encourage further growth in construction and mining. Should central banks raise interest rates aggressively, both the world economic recovery and our Machinery and Engines sales likely would be weaker.

The U. S. economy is growing near a 4 percent rate, which up to now has not created an inflation problem. While the Federal Reserve has raised interest rates, we assume the continuation of moderate growth and low inflation will result in interest rates of no more than 3.5 percent by the end of 2005. Long-term interest rates are expected to rise less than short-term rates. That environment should support further growth in construction and manufacturing, helping to keep commodity prices favorable. Should financial conditions tighten noticeably, causing economic growth to slow below 3 percent, expected improvements in Machinery and Engines sales likely would be lower than projected.

Our projection of increased sales of Machinery and Engines in EAME assumes that low interest rates will allow slightly faster economic growth in Europe and that favorable commodity prices will extend healthy recoveries in both AME and the CIS. Key risks are that the European Central Bank will raise interest rates sharply to reduce inflation or that commodity prices collapse. Those developments would negatively impact our results.

Favorable commodity prices, increased capital inflows and an improved foreign debt situation are expected to contribute to another year of economic recovery in Latin America. As a result, we project that both mining production and construction spending will increase, supporting an increase in Machinery and Engines sales. This forecast is vulnerable to a significant weakening in commodity prices, a slowing in world economic growth or widespread increases in interest rates.

In Asia/Pacific, we project sales growth in Australia, India and the developing Asian economies will offset a further decline in China. Critical assumptions are continued growth in coal demand, low domestic interest rates in most countries, further gains in exports and continued good economic growth in China. Some developments that could lower expected results included reduced demand for thermal and coking coal, significant revaluations of regional currencies, restrictions on regional exports and sharp interest rates hikes, particularly in China.

Commodity Prices
Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past year and a half and our outlook assumes continued growth in world industrial production will cause metals prices to remain high enough in 2005 to encourage further mine investment. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

Coal production and prices improved last year and our sales have benefited. We expect these trends to continue in 2005. Should coal prices soften, due to a slowing in world economic growth, the ongoing sales recovery would be vulnerable.

Oil and natural gas prices increased sharply over the past 2 years due to strong demand and high capacity usage. Higher energy prices did not halt economic recoveries last year since it was strong demand that boosted prices and world production increased. High prices are encouraging more exploration and development and we expect increased production in 2005 will constrain price increases. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting oil shortages and price spikes could slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the United States and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, excessive currency movements, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

With economic data looking more favorable, Central Banks in developed countries have started raising interest rates from the lowest rates in decades. Our outlook assumes that Central Banks will take great care to ensure that economic recoveries continue and that interest rates will remain low throughout the forecast period. Should Central Banks raise interest rates too aggressively, both economic growth and our sales could suffer.

Budget deficits in many countries have increased, which has limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors
Political factors in the United States and abroad can impact global companies. Our outlook assumes that no major disruptive changes in economic policies occur in either the United States or other major economies. Significant changes in either taxing or spending policies could reduce activities in sectors important to our businesses, thereby reducing sales.

Our outlook assumes that there will be no major wars in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, potentially causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region. Our outlook includes a negative impact from the phase-out of the Extraterritorial Income Exclusion (ETI) as enacted by the American Jobs Creation Act of 2004 (AJCA). However, our outlook does not include any impact from the provision of AJCA allowing preferential tax treatment of the repatriation of non-U.S. earnings in 2005. Further, our outlook assumes any other tax law changes will not negatively impact our provision for income taxes.

Currency Fluctuations
The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Our outlook assumes no significant changes in currency values from current rates. Should currency rates change sharply, our results could be negatively impacted.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

Dealer Practices
The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will increase inventories in line with higher deliveries. Should dealers control inventories more tightly, our sales would be lower.

Other Factors
The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

As of December 31, 2004, there were 11,465 U.S. hourly production employees who were covered by collective bargaining agreements with various labor unions. The United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) represents 9450 Caterpillar employees under a six-year central labor agreement that will expire March 1, 2011. The International Association of Machinists (IAM) represents 1,999 employees under labor agreements expiring on April 30, 2005, and May 29, 2005. Based on our historical experience during periods when labor unrest or work stoppage by union-represented employees has occurred, we do not expect that the occurrence of such events, if any, arising in connection with the expiration of these agreements will have a material impact on our operations or results.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment remains competitive from a pricing standpoint. Our 2005 sales outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of January 2005. While we expect that the environment will absorb these price actions, delays in the marketplace acceptance would negatively impact our results. Moreover, additional price discounting to maintain our competitive position could result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our match funding policy manages interest rate risk by matching the interest rate profile (fixed rate or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within certain parameters. To achieve our match funding objectives, we issue debt with similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

▪  Any sudden drop in consumer or business confidence
▪  Delays in legislation needed to fund public construction
▪  Regulatory or legislative changes that slow activity in key industries; and/or
▪  Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.